Vishay Precision Group, Inc.c/o Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355

June 14, 2010

Mr. William Clancy
63 Lancaster Avenue
Malvern, PA 19355

Dear Bill:

     As you know, Vishay Intertechnology, Inc. (“VSH”) announced its intention to spin-off its measurements business to Vishay Precision Group, Inc. (“VPG”). You, VSH and VPG have agreed that on the date that the spin-off becomes effective (the “Effective Date”) you will resign from your employee positions with VSH and its affiliates other than VPG, that commencing on the Effective Date you will serve as Chief Financial Officer of VPG, and that until the Effective Date your employment with VSH will continue in all respects under the present terms and conditions.

     Attached hereto is a term sheet (the “Term Sheet”) setting forth the initial terms of your employment with VPG, commencing on the Effective Date. On or as soon as practicable following the Effective Date, you and VPG will finalize the terms of your employment.

     This letter, including the Term Sheet attached hereto, contains the entire agreement and understanding of your employment by VPG commencing with the Effective Date, and replaces and supersedes all prior and contemporaneous discussions, agreements and understandings with respect to your anticipated employment by VPG. Nothing in this letter alters the terms of your employment with VSH prior to your anticipated resignation. Neither this letter nor the Term Sheet may be changed or modified, except by an agreement in writing signed by VPG, VSH and you, before the Effective Date, or by VPG and you on or after the Effective Date. This letter agreement is governed by the laws of the State of Delaware, without application of the principles of conflicts of laws.

     To become bound by this letter agreement and Term Sheet, please sign and date this letter in the space provided below and return it to me. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

Sincerely,

VISHAY PRECISION GROUP, INC.

By:	/s/ Ziv Shoshani
Name:	Ziv Shoshani
Title:	President & Chief Executive
Officer

Intending to be legally bound:

/s/ William Clancy
William Clancy

Date: June 14, 2010

Intending to be legally bound:

Vishay Intertechnology, Inc.

By:	/s/ Lior E. Yahalomi
Name:	Dr. Lior E. Yahalomi
Title:	Executive Vice President & Chief
Financial Officer

Date: June 14, 2010

Chief Financial Officer Employment Term Sheet

June 14, 2010

This term sheet summarizes the key employment terms Vishay Intertechnology will recommend to the Vishay Precision Group's Board for William Clancy. The VPG Board of Directors will determine the actual compensation program for Mr. Clancy.

Employment Provision	Terms
Title	Chief Financial Officer of VPG.
Effective Date	Date of spin when VPG becomes a publicly-traded company.
Base Salary	$250,000
Annual Incentive (Bonus)
Annual performance bonus target of 40% of base salary with a minimum bonus of 0% of base salary and maximum bonus of 80% of base salary. Payouts will be based on performance goals which will be recommended by Mr. Shoshani and approved by the Compensation Committee.

Long-Term Incentives	Annual target LTI value of 40% of base salary, payable in long-term incentive vehicles in a mix of vehicles to be determined by the VPG Board.
Founder’s Equity Grant	A Founders equity grant with a total value of $100,000 in the form of restricted stock units, cliff-vested after three years, will be made on the date of spin-off.